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As filed with the Securities and Exchange Commission on August 15, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CV THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1570294 (I.R.S. Employer Identification No.)

3172 Porter Drive
Palo Alto, California 94304
(650) 384-8500
(Address of Principal Executive Offices including Zip Code)

CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan
CV Therapeutics, Inc. 2000 Equity Incentive Plan
CV Therapeutics, Inc. Non-Employee Directors' Stock Option Plan
CV Therapeutics, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Louis G. Lange, M.D., Ph.D. Chief Executive Officer CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California 94304 (650) 384-8500	Copy to: Laura L. Gabriel, Esq. LATHAM & WATKINS 505 Montgomery Street, Suite 1900 San Francisco, California 94111 (415) 391-0600

(Name and address, including zip code, and telephone
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan (1)	1,260,325	$24.74 (2)	$31,185,312 (2)
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (3)	950,000	$23.91 (4)	$22,715,256 (4)
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. Non-Employee Directors' Stock Option Plan (5)	150,000	$22.71 (6)	$3,406,286 (6)
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (7)	100,000	$24.75 (8)	$2,475,000 (8)
TOTAL	2,460,325		$59,781,852	$5,500

(1)
The CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan (the "Nonstatutory Plan") authorizes the issuance of a maximum of 2,110,325 shares, of which 1,260,325 of the authorized shares are being registered hereunder.
(2)
Estimated for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis of a weighted average exercise price per share for 773,179 shares subject to options previously granted at $24.74 per share and (ii) pursuant to Rule 457(c) of the Securities Act for the remaining 487,146 shares available for future grants based on the average high and low prices for the Registrant's Common Stock at $24.75 as reported on the Nasdaq National Market on August 8, 2002 (the "Nasdaq Price").
(3)
The CV Therapeutics, Inc. 2000 Equity Incentive Plan (the "Incentive Plan") authorizes the issuance of a maximum of 2,450,000 shares, of which 950,000 of the authorized shares are being registered hereunder.
(4)
Estimated for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) of the Securities Act on the basis of a weighted average exercise price per share for 103,270 shares subject to options previously granted at $17.03 per share and (ii) pursuant to Rule 457(c) of the Securities Act for the remaining 846,730 shares available for future grants based on the Nasdaq Price.
(5)
The CV Therapeutics, Inc. Non-Employee Directors' Stock Option Plan (the "Directors' Plan") authorizes the issuance of a maximum of 550,000 shares, of which 150,000 of the authorized shares are being registered hereunder.
(6)
Estimated for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) of the Securities Act on the basis of a weighted average exercise price per share for 39,665 shares subject to options previously granted at $17.03 per share and (ii) pursuant to Rule 457(c) of the Securities Act for the remaining 110,335 shares available for future grants based on the Nasdaq Price.
(7)
The CV Therapeutics, Inc. Employee Stock Purchase Plan (the "ESPP" and, together with the Nonstatutory Plan, the Incentive Plan and the Directors' Plan, the "Plans") authorizes the issuance of a maximum of 423,889 shares, of which 100,000 of the authorized shares are being registered hereunder.
(8)
Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the Nasdaq Price.

PART I

        The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

PART II

        By a registration statement on Form S-8 filed with the Commission on October 31, 2000, Registration No. 333-49026 (the "First Nonstatutory Plan Registration Statement"), the Registrant previously registered 250,000 shares of its Common Stock reserved for issuance from time to time in connection with the Nonstatutory Plan. On February 9, 2001, the Registrant's Board of Directors authorized the amendment of the Nonstatutory Plan to increase the number of shares of Common Stock issuable thereunder by 350,000 shares to a total of 600,000 shares. By a registration statement on Form S-8 filed with the Commission on May 7, 2001, Registration No. 333-60358 (the "Second Nonstatutory Plan Registration Statement"), the Registrant registered an additional 350,000 shares of Common Stock issuable under the Nonstatutory Plan. On July 20, 2001, the Registrant's Board of Directors authorized the amendment of the Nonstatutory Plan to increase the number of shares of Common Stock issuable thereunder by 250,000 shares to a total of 850,000 shares. By a registration statement on Form S-8 filed with the Commission on September 5, 2001, Registration Statement No. 333-68984 (the "Third Nonstatutory Plan Registration Statement"), the Registrant registered an additional 250,000 shares of Common Stock issuable under the Nonstatutory Plan. On December 9, 2001, February 25, 2002, and June 7, 2002, the Registrant's Board of Directors authorized the amendment of the Nonstatutory Plan to increase the number of shares of Common Stock issuable thereunder by 285,325 shares, 200,000 shares and 775,000 shares, respectively, to a total of 2,110,325 shares. The Registrant is hereby registering an additional 1,260,325 shares of Common Stock issuable under the Nonstatutory Plan.

        By a registration statement on Form S-8 filed with the Commission on January 29, 2001, Registration Statement No. 333-54526 (the "First Incentive Plan Registration Statement"), the Registrant previously registered 1,500,000 shares of its Common Stock reserved for issuance from time to time in connection with the Incentive Plan. On April 15, 2002, the Registrant's Board of Directors authorized the amendment of the Incentive Plan to increase the number of shares of Common Stock issuable thereunder by 950,000 shares to a total of 2,450,000 shares, which amendment was approved by the Registrant's stockholders on June 7, 2002. The Registrant is hereby registering an additional 950,000 shares of Common Stock issuable under the Incentive Plan.

        By a registration statement on Form S-8 filed with the Commission on January 8, 1997, Registration Statement No. 333-19389 (the "First Directors' Plan Registration Statement"), the Registrant previously registered 250,000 shares of its Common Stock reserved for issuance from time to time in connection with the Directors' Plan. On February 23, 2000, the Registrant's Board of Directors authorized the amendment of the Directors' Plan to increase the number of shares of Common Stock issuable thereunder by 150,000 shares to a total of 400,000 shares. By a registration statement on Form S-8 filed with the Commission on August 11, 2000, Registration Statement No. 333-43560 (the "Second Directors' Plan Registration Statement"), the Registrant registered an additional 150,000 shares of Common Stock issuable under the Directors' Plan. On April 15, 2002, the Registrant's Board of Directors authorized the amendment of the Directors' Plan to increase the number of shares of Common Stock issuable thereunder by 150,000 shares to a total of 550,000 shares, which amendment was approved by the Registrant's stockholders on June 7, 2002. The Registrant is hereby registering an additional 150,000 shares of Common Stock issuable under the Directors' Plan.

        By a registration statement on Form S-8 filed with the Commission on January 8, 1997, Registration Statement No. 333-19389 (the "First ESPP Registration Statement"), the Registrant

previously registered 150,000 shares of its Common Stock reserved for issuance from time to time in connection with the ESPP. Pursuant to resolutions adopted by the Registrant's Board of Directors on February 23, 2000, March 29, 2000, and May 1, 2001, the Registrant's Board of Directors authorized the amendment of the ESPP to increase the number of shares of Common Stock issuable thereunder by 75,000 shares to a total of 225,000, as well as to provide for certain annual increases over the subsequent five years, which amendment was approved by the Registrant's stockholders on May 16, 2000. By a registration statement on Form S-8 filed with the Commission on August 11, 2000, Registration No. 333-43560 (the "Second ESPP Registration Statement"), the Registrant registered an additional 75,000 shares issuable thereunder. On May 30, 2001, pursuant to the pre-approved annual increase to the ESPP, the number of shares issuable thereunder automatically increased by 98,889 shares. By a registration statement on Form S-8 filed with the Commission on June 29, 2001, Registration No. 333-64230 (the "Third ESPP Registration Statement"), the Registrant registered an additional 98,889 shares issuable thereunder. On June 8, 2002, pursuant to the pre-approved annual increase to the ESPP, the number of shares issuable thereunder automatically increased by 100,000 shares to a total of 423,889 shares. The Registrant is hereby registering an additional 100,000 shares of Common Stock issuable under the ESPP.

        Pursuant to General Instruction E of Form S-8, the contents of the First Nonstatutory Plan Registration Statement, the Second Nonstatutory Plan Registration Statement, the Third Nonstatutory Plan Registration Statement, the First Incentive Plan Registration Statement, the First Directors' Plan Registration Statement, the Second Directors' Plan Registration Statement, the First ESPP Registration Statement, the Second ESPP Registration Statement and the Third ESPP Registration Statement are incorporated by reference herein with such modifications as are set forth herein.

Item 8. Exhibits

        See the Exhibit Index on Page 6.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1993, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Palo Alto, County of Santa Clara, State of California, on the 15th day of August, 2002.

CV THERAPEUTICS, INC.
By:	/s/ DANIEL K. SPIEGELMAN Daniel K. Spiegelman Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS G. LANGE and DANIEL K. SPIEGELMAN, jointly and severally, his or her attorneys-in-fact and agents, each with power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ LOUIS G. LANGE Louis G. Lange, M.D., Ph.D.	Chairman of the Board and Chief Executive Officer (Principal executive officer)	August 15, 2002
/s/ DANIEL K. SPIEGELMAN Daniel K. Spiegelman	Chief Financial Officer (Principal financial and accounting officer)	August 15, 2002
/s/ SANTO J. COSTA Santo J. Costa	Director	August 15, 2002

/s/ R. SCOTT GREER R. Scott Greer	Director	August 15, 2002
/s/ JOHN GROOM John Groom	Director	August 15, 2002
/s/ THOMAS L. GUTSHALL Thomas L. Gutshall	Director	August 15, 2002
/s/ PETER BARTON HUTT Peter Barton Hutt	Director	August 15, 2002
/s/ KENNETH B. LEE, JR. Kenneth B. Lee, Jr.	Director	August 15, 2002
/s/ BARBARA J. MCNEIL Barbara J. McNeil, M.D., Ph.D.	Director	August 15, 2002
/s/ COSTA G. SEVASTOPOULOS Costa G. Sevastopoulos, Ph.D.	Director	August 15, 2002

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as amended, incorporated by reference to Exhibit 10.65 filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
4.2	CV Therapeutics, Inc. 2000 Equity Incentive Plan, as amended, incorporated by reference to Exhibit 10.66 filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
4.3
CV Therapeutics, Inc. Non-Employee Directors' Stock Option Plan, as amended, incorporated by reference to Exhibit 10.67 filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
4.4	CV Therapeutics, Inc. Employee Stock Purchase Plan, as amended, incorporated by reference to Exhibit 10.68 filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
5.1	Opinion of Latham & Watkins.
23.1	Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on the signature page to this Registration Statement).

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CALCULATION OF REGISTRATION FEE
PART I
PART II
  Item 8. Exhibits
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS